Exhibit 4.1

WARRANT

AMARIN CORPORATION PLC

WARRANT TO PURCHASE ORDINARY SHARES

No. W-	December 6, 2007

Void After December 5, 2012

THIS CERTIFIES THAT, for value received,                      (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Amarin Corporation plc, a public limited company organized under the laws of England and Wales, with its principal office at 7 Curzon Street, London, W1J 5HG, United Kingdom (the “Company”), up to                      ordinary shares, par value £0.05 per share, of the Company (the “Ordinary Shares”), each Ordinary Share represented by one American Depositary Share (an “ADS”), of the Company, subject to adjustment as provided herein. This warrant (the “Warrant”) is being issued pursuant to the terms of the Purchase Agreement, dated as of December 4, 2007, by and between the Holder and the Company (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Exercise Period” shall mean the period commencing on the date hereof and ending on December 5, 2012, unless sooner terminated as provided below.

(b) “Exercise Price” shall mean U.S.$0.48 per Ordinary Share, subject to adjustment as provided in Section 4 below.

(c) “Exercise Shares” shall mean the Ordinary Shares, each Ordinary Share represented by one ADS, of the Company, issued upon exercise of this Warrant, subject to adjustment and limitation pursuant to the terms herein, including but not limited to Sections 4 and 5 below.

(d) “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (i) if the Ordinary Shares in the form of ADSs are then listed on The NASDAQ Capital Market or another national securities exchange (a “Trading Market”), the daily volume weighted average price of the ADSs for such date (or the nearest preceding trading date) on the Trading Market on which the ADSs are then listed, as reported by Bloomberg Financial LP; (b) if the ADSs are not then listed on a Trading Market and if prices for the ADSs are then quoted on the OTC Bulletin Board, the volume weighted average price of the ADSs for such date (or the nearest preceding trading date) on the OTC Bulletin Board; and (c) if the ADSs are not then listed on the OTC Bulletin Board and if prices for the ADSs are then reported on the “Pink Sheets” published by the Pink Sheets LLC (or similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the ADSs so reported; or (d) in all other cases, the fair market value of an ADS as determined by an independent appraiser selected in good faith by the Company.

2. EXERCISE OF WARRANT.

2.1 Method of Exercise. The rights represented by this Warrant may be exercised in whole or, subject to Section 2.2 hereof, in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth above (or at such other address as it may designate by notice in writing to the Holder):

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price by wire transfer of immediately available funds;

(c) This Warrant (together with each duly completed Assignment Form in respect of each assignment of this Warrant, if any, subsequent to the date hereof); and

(d) All other documentation required by the transfer agent in the ordinary course of its business.

(e) Upon the exercise of the rights represented by this Warrant, ADSs shall be issued for the Exercise Shares so purchased, and shall be registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, within three (3) Trading Days after the rights represented by this Warrant shall have been so exercised and shall be issued and delivered to the Holder through the book-entry facilities of The Depository Trust Company, unless the Holder specifies otherwise, in either case registered for issuance by the Company in the United States and without any restrictive legend thereon. The Exercise Price includes costs of exercise and issuance, such as any stamp duty or stamp duty reserve tax with respect thereto or any other cost incurred by the Company in connection with the exercise of this Warrant and the related issuance of Exercise Shares. The Company shall compensate the Holder for any and all losses occasioned by any “buy-in” caused by the Company’s late delivery of ADSs for the Exercise Shares within 5 Trading Days of demand therefor, accompanied by written evidence of the amount of such loss.

2.2 Partial Exercise. This Warrant may be exercised in part; provided that no exercise of this Warrant maybe in respect of less than 20,000 Exercise Shares; provided, however, that if this Warrant is, upon issuance, exercisable for less than 20,000 Exercise Shares, this Warrant may be exercised in whole but not in part. If this Warrant is exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver, within 10 days after the date of exercise, a new Warrant evidencing the rights of the Holder, or such other person as shall be designated in the Notice of Exercise, to purchase the balance of the Exercise Shares purchasable hereunder. For clarity, if the Holder wishes to exercise a further portion of this Warrant while such replacement Warrant has not yet been received by such Holder, then the Holder may submit a further Notice of Exercise and payment of the Exercise Price to the Company as provided in Section 2.1, and such delivery shall constitute valid exercise of this Warrant for the number of Exercise Shares set forth in such Notice of Exercise. In no event shall this Warrant be exercised in part if, after giving effect to such exercise, the remaining number of Exercise Shares in respect of such new Warrant would be less than 20,000. In no event shall this Warrant be exercised for a fractional Exercise Share, and the Company shall not distribute a Warrant exercisable for a fractional Exercise Share. Fractional Exercise Shares shall be treated as provided in Section 5 hereof.

2.3 Call Right.

(a) Subject to the provisions of this Section 2.3, if, at any time after December 5, 2009, the VWAP of the ADSs on the Company’s Trading Market for any 20 consecutive trading day period (the “Threshold Period”) is equal to or greater than U.S.$0.915, as adjusted for any stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect (the “Threshold Price”), and through and including the Cancellation Date, the ADSs do not trade below the Exercise Price, then the Company at any time thereafter shall have the right, but not the obligation, within ten (10) Trading Days of the end of any Threshold Period, (the “Call Right”), on not less than 20 days’ prior written notice to the Holder, to cancel all, but not less than all, of the unexercised portion of this Warrant for which a Notice of Exercise has not yet been delivered prior to the Cancellation Date (as defined below).

(b) To exercise the Call Right, the Company shall deliver to the Holder an irrevocable written notice thereof (a “Call Notice”). The date that the Company delivers the Call Notice to the Holder shall be referred to as the “Call Date”. Within 20 days after receipt of the Call Notice, the Holder may exercise this Warrant in whole or in part, subject to the terms hereof, as set forth in herein. Any portion of this Warrant that is not exercised by 5:30 p.m. (New York City time) on the 20th day following the date of receipt of the Call Notice (the “Cancellation Date”) shall be cancelled.

(c) Notwithstanding anything to the contrary set forth in this Warrant, unless waived in writing by the Holder, the Company may not deliver a Call Notice or require the cancellation of any unexercised portion of this Warrant (and any Call Notice will be void) unless from the Call Date through the Cancellation Date (the “Call Period”) the Registration Statement shall be effective as to the issuance of all of the Exercise Shares to be issued to the Holder upon exercise of the Warrant.

3. COVENANTS OF THE COMPANY.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid, non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have sufficient authorized share capital to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the authorized share capital shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued share capital (or other securities as provided herein) to such amount as shall be sufficient for such purposes.

3.2 No Impairment. Except and to the extent as waived or consented to by the Holder in writing or otherwise in accordance with Section 11 hereof, the Company will not, by amendment of its Memorandum and Articles of Association (as such may be amended from time to time), or through any means, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all commercially reasonable actions as may be necessary in order to protect the exercise rights of the Holder against impairment.

3.3 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, where practicable, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not adversely affect the validity of the dividend or distribution required to be specified in such notice.

4. ADJUSTMENT OF EXERCISE PRICE.

4.1 In the event of changes in the outstanding Ordinary Shares of the Company, on or after the date hereof, by reason of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect, the number of shares purchasable under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number of shares as the Holder would have owned had the Warrant been exercised prior to the event requiring adjustment and had the Holder continued to hold such shares until after such event. The form of this Warrant need not be changed because of any adjustment in the Exercise Price and/or number of shares subject to this Warrant. The Company shall promptly provide a certificate from the Company notifying the Holder in writing of any adjustment in the Exercise Price and/or the total number of shares issuable upon exercise of this Warrant, which certificate shall describe the event giving rise to the adjustment and specify the Exercise Price and number of shares purchasable under this Warrant after giving effect to such adjustment.

4.2 If, for any reason, prior to the exercise of the Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets (the “Spin Off”), in each case in a transaction in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Exercise Price of the outstanding Warrant shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price in effect immediately prior to the Spin Off by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average closing bid price of the ADSs for the five trading days immediately following the fifth trading day after the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company, and the denominator of which is the average closing bid price of the ADSs for the five trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the outstanding Warrant after the consummation of the Spin Off.

4.3 If, at any time prior to December 6, 2009, the Company issues Ordinary Shares, securities convertible into ADSs or Ordinary Shares, warrants to purchase ADSs or Ordinary Shares or options to purchase any of the foregoing to a third party (other than any Exempt Issuance) at a price that is less than, or converts at a price that is less than, $0.366 (such lesser price, the “Down-round Price”), then the Exercise Price shall be adjusted to equal 130% of the Down-round Price. “Exempt Issuance” means the issuance of (a) Ordinary Shares or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the board of directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued under the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) warrants to purchase

10,000 Ordinary Shares issued or to be issued to Dan Fischer and shares of Common Stock upon exercise thereof, (d) Ordinary Shares in connection with the acquisition by the Company of Ester Neurosciences Ltd., an Israeli company, pursuant to the definitive agreement relating thereto, and payment of related fees, (f) the convertible debt and equity financings concurrently being offered by the Company as described in the Prospectus Supplement dated December 5, 2007, and (g) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

6. CERTAIN EVENTS. In the event of, at any time during the Exercise Period, any capital reorganization, or any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or no par value to par value or as a result of a stock split, reverse stock split, stock dividend, subdivision, split-up, combination of shares or other transaction having similar effect), or the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a reincorporation of the Company into another state), in each case, in which the shareholders of the Company immediately prior to such capital reorganization, reclassification, consolidation or merger, will hold less than a majority of the outstanding shares of the Company or resulting corporation immediately after such capital reorganization, reclassification, consolidation or merger, or the sale or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, in its entirety to any other person, (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Exercise Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the securities, property and/or any other consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of Exercise Shares for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 6 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1)

an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board, the Company or any successor entity shall pay at the Holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of this Warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per Common Share equal to the VWAP of the ADSs for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

7. NO SHAREHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

8. TRANSFER OF WARRANT. This Warrant and all rights hereunder are transferable by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the duly completed Assignment Form attached hereto to any authorized transferee designated by the Holder with a copy to the Company.

9. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10. MODIFICATION OR WAIVER. Unless otherwise provided herein, this Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

11. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page and to the Holders at the addresses on the Company records, or at such other address as the Company or Holder may designate by ten days’ advance written notice to the other party hereto.

12. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein and in the Purchase Agreement.

13. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of England and Wales without regard to the principles of conflict of laws.

14. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

15. SEVERABILITY. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

16. ENTIRE AGREEMENT. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of December 4, 2007.

AMARIN CORPORATION PLC

By:
Name:
Title:

Address:	7 Curzon Street
London W1J 5HG, England
Attention: Chief Financial Officer Facsimile: 44 20 7499 9004